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                     July 8, 2020

       Christopher Stone
       Vice President and General Counsel
       PDL BioPharma, Inc.
       932 Southwood Boulevard
       Incline Village, Nevada 89451

                                                        Re: PDL BioPharma, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed May 5, 2020
                                                            File No. 000-19756

       Dear Mr. Stone:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Jacob D. Steele